Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Elbit Systems Ltd. on Forms S-8 (File Nos. 333-13784 and 333-139512) of our report dated March 5, 2008 with respect to the statements of operation, changes in shareholders’ equity and cash flow for the year ended December 31, 2007 of Tadiran Electronic Systems Ltd., which report is included in this Annual Report of Elbit Systems Ltd. on Form 20-F for the year ended December 31, 2009.

By:	/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel,

March 7, 2010